EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222245 on Form S-8 of Franklin Electric Co. Inc. of our report dated July 1, 2019 appearing in this Annual Report on Form 11-K of Franklin Electric Co., Inc. Retirement Program for the year ended December 31, 2018.

/s/ Crowe LLP
Fort Wayne, Indiana
July 1, 2019